Ambac

Ambac Assurance Corporation

One State Street Plaza, 15th Floor

New York, New York 10004

Telephone:  (212) 668-0340

Certificate Guaranty Insurance Policy

Insured Obligations:

Policy Number:  AB0734BE

$24,224,000 Structured Asset Securities

Corporation Mortgage Pass-Through Certificates,

Series 2004-4XS, Class 1-A6

Premium:  As specified on the

                endorsement attached hereto.

Ambac Assurance Corporation (Ambac), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees unconditionally and irrevocably to pay to the Trustee for the benefit of the Holders of the Insured Obligations, that portion of the Insured Amounts which shall become Due for Payment but shall be unpaid by reason of Nonpayment.

Ambac will make such payments to the Trustee from its own funds on the later of (a) one (1) Business Day following notification to Ambac of Nonpayment or (b) the Business Day on which the Insured Amounts are Due for Payment. Such payments of principal or interest shall be made only upon presentation of an instrument of assignment in form and substance satisfactory to Ambac, transferring to Ambac all rights under such Insured Obligations to receive the principal of and interest on the Insured Obligation. Ambac shall be subrogated to all the Holders’ rights to payment on the Insured Obligations to the extent of the insurance disbursements so made. Once payments of the Insured Amounts have been made to the Trustee, Ambac shall have no further obligation hereunder in respect of such Insured Amounts.

In the event the Trustee for the Insured Obligations has notice that any payment of principal or interest on an Insured Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Trustee has been deemed a preferential transfer and theretofore recovered from its Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

This Policy is noncancelable by Ambac for any reason, including failure to receive payment of any premium due hereunder. The premium on this Policy is not refundable for any reason. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Insured Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment, including failure of the Trustee to make any payment due Holders of Insured Amounts.

To the fullest extent permitted by applicable law, Ambac hereby waives and agrees not to assert any and all rights and defenses, to the extent such rights and defenses may be available to Ambac, to avoid payment of its obligations under this Policy in accordance with the express provisions hereof.

Any capitalized terms not defined herein shall have the meaning given such terms in the endorsement attached hereto or in the Agreement.

In witness whereof, Ambac has caused this Policy to be affixed with its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as their original signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

President

Secretary

Effective Date:  January 30, 2004

Authorized Representative

Form No.: 2B-0022 (7/97)

CERTIFICATE GUARANTY INSURANCE ENDORSEMENT

Attached to and forming

Effective Date of Endorsement

part of Policy No. AB0734BE

January 30, 2004

issued to:

Citibank, N.A.,
as Trustee for the Holders of
Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2004-4XS, Class 1-A6

For all purposes of this Policy, the following terms shall have the following meanings:

“Agreement” shall mean the Trust Agreement, dated as of January 1, 2004, among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services, Inc., as Master Servicer and Citibank, N.A., as Trustee, as such Agreement may be amended, modified or supplemented from time to time as set forth in the Agreement.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in New York City, New York, the city in which the Corporate Trust Office of the Trustee is located or the State of Colorado are closed.

“Certificate Insurance Premium” shall have the meaning set forth in the Agreement.

“Certificate Insurer” shall mean Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.

“Class 1-A6 Certificates” shall mean any one of the Certificates designated as a Class 1-A6 Certificates, substantially in the form set forth in Exhibit A to the Agreement.

“Class 1-A6 Premium Percentage” shall mean 0.09% per annum.

“Distribution Date” shall mean the 25th day of each month or, if such 25th day is not a Business Day, the next succeeding Business Day, commencing in February 2004.

“Due for Payment” shall mean, (i) with respect to an Insured Amount, the Distribution Date on which Insured Amounts are due and payable pursuant to the terms of the Agreement and (ii) with respect to a Preference Amount, the Business Day on which the documentation required by the Certificate Insurer has been received by the Certificate Insurer.

“Final Scheduled Distribution Date” shall mean the Distribution Date occuring in February 2034.

“First Distribution Date” shall mean February 25, 2004.

“Guaranteed Distributions” shall mean, with respect to the Class 1-A6 Certificates (a) for any Distribution Date, (i) the Current Interest for the Class 1-A6 Certificates for such Distribution Date, but excluding therefrom any Net Prepayment Interest Shortfalls and any Relief Act Reductions allocable to the Class 1-A6 Certificates on such Distribution Date and (ii) the amount of any Pool 1 Applied Loss Amounts allocated to the Class 1-A6 Certificates on such Distribution Date and (b) for the Final Scheduled Distribution Date, the Class Principal Amount of the Class 1-A6 Certificates to the extent unpaid on the Final Scheduled Distribution Date, after taking into account all distributions to be made on such Distribution Date from sources other than the Policy.

“Holder” shall mean any person who is the registered owner or beneficial owner of any Class 1-A6 Certificate, but shall not include the Depositor, the Trust Fund, the Trustee, the Master Servicer or any Servicer.

“Indemnification Agreement” shall mean the Indemnification Agreement, dated as of January 28, 2004, among Ambac Assurance Corporation, Structured Asset Securities Corporation, as Depositor, Lehman Brothers Inc. and Lehman Capital Inc., as such Indemnification Agreement may be amended, modified or supplemented from time to time.

“Insured Amounts” shall mean, with respect to any Distribution Date, the excess, if any of the Guaranteed Distributions for such Distribution Date over the aggregate amount available to be distributed to the Holders of the Class 1-A6 Certificates on such Distribution Date in accordance with the priorities set forth in Section 5.02 of the Agreement

“Insured Payments” shall mean, with respect to any Distribution Date, the aggregate amount actually paid by the Certificate Insurer to the Trustee in respect of (i) Insured Amounts for a Distribution Date and (ii) Preference Amounts for any given Business Day.

“Late Payment Rate” shall mean for any Distribution Date, the greater of (i) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 1% and (ii) the then applicable highest rate of interest on the Class 1-A6 Certificates. The Late Payment Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed. In no event shall the Late Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

“Nonpayment” shall mean, with respect to any Distribution Date, an Insured Amount is Due for Payment but has not been paid pursuant to the Agreement.

“Notice” shall mean the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A to the Policy, the original of which is subsequently delivered by registered or certified mail, from the Trustee specifying the Insured Amount or Preference Amount which shall be due and owing on the applicable Distribution Date or Business Day.

“Policy” shall mean the Certificate Guaranty Insurance Policy together with each and every endorsement hereto.

“Preference Amount” shall mean any payment of principal or interest previously distributed to a Holder on a Class 1-A6 Certificate, which would have been covered under the Policy as an Insured Amount, which has been deemed a preferential transfer and was previously recovered from its owner pursuant to the United States Bankruptcy Code in accordance with a final, non-appealable order a court of competent jurisdiction.

 “Reimbursement Amount” shall mean, as to any Distribution Date, the sum of (i) all Insured Payments paid by the Certificate Insurer, but for which the Certificate Insurer has not been reimbursed prior to such Distribution Date pursuant to Section 5.02 of the Agreement, plus (ii) interest accrued on such Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Trustee received the related Insured Payments or the date such Insured Payments were made.

“Trustee” shall mean Citibank, N.A. or its successor-in-interest, in its capacity as trustee under the Agreement, or if any successor trustee shall be appointed as provided therein, then “Trustee” shall also mean such successor trustee, subject to the provisions thereof.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Agreement.

Notwithstanding any other provision of the Policy, the Certificate Insurer will pay any Insured Amount payable hereunder no later than 12:00 noon, New York City time, on the later of (i) the Distribution Date on which the related Insured Amount is Due for Payment and (ii) the second Business Day following receipt in New York, New York on a Business Day by the Certificate Insurer of a Notice; provided that, if such Notice is received after 12:00 noon, New York City time, on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Certificate Insurer shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

The Certificate Insurer shall pay any Preference Amount when due to be paid pursuant to the Order referred to below, but in any event no earlier than the third Business Day following receipt by the Certificate Insurer on a Business Day of (i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in such insolvency proceeding to the effect that the Trustee or the Holder, as applicable, is required to return such Preference Amount paid during the term of this Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Trustee or the Holder (the “Order”), (ii) a certificate by or on behalf of the Trustee that the Order has been entered and is not subject to any stay, (iii) an assignment, in form and substance satisfactory to the Certificate Insurer, duly executed and delivered by the Trustee or Holder, as applicable, irrevocably assigning to the Certificate Insurer all rights and claims of the Trustee or Holder, as applicable, relating to or arising under the Agreement against the estate of the Trustee or otherwise with respect to such Preference Amount and (iv) a Notice of Nonpayment (attached hereto as Exhibit A) appropriately completed and executed by the Trustee; provided, that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day; provided, further, that the Certificate Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal on the Certificates prior to the time the Certificate Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph of the Policy. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Trustee or Holder, as applicable, directly, unless the Trustee or Holder, as applicable, has made a payment of the Preference Amount to the court or such receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Certificate Insurer will pay the Trustee or Holder, as applicable, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii) and (iv) above to the Certificate Insurer and (b) evidence satisfactory to the Certificate Insurer that payment has been made to such court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

The Certificate Insurer shall be subrogated to the rights of each Holder to the extent of any payment by the Certificate Insurer under this Policy.

  The Certificate Insurer hereby agrees that if it shall be subrogated to the rights of Holders by virtue of any payment under this Policy, no recovery of such payment will occur unless the full amount of the Holders’ allocable distributions for such Distribution Date can be made. In so doing, the Certificate Insurer does not waive its rights to seek full payment of all Reimbursement Amounts owed to it under the Agreement.

The Policy will not cover Net Prepayment Interest Shortfalls or Relief Act Reductions allocated to the Class 1-A6 Certificates, nor does the Policy guaranty to the Holders any particular rate of principal payment. In addition, the Policy does not cover shortfalls, if any, attributable to the liability of the Trust Fund, any REMIC, any Holder or the Trustee for withholding taxes, if any, (including interest and penalties in respect of any liability for withholding taxes) nor any risk other than Nonpayment, including the failure of the Trustee to make any payment required under the Agreement to the Holders.  The Policy does not cover Net Funds Cap Shortfalls or Unpaid Net Funds Cap Shortfalls on the Class 1-A6 Certificates.

The terms and provisions of the Agreement constitute the instrument of assignment referred to in the second paragraph of the face of this Policy.

A premium will be payable on this Policy on each Distribution Date as provided in Section 5.02 of the Agreement, beginning with the First Distribution Date, in an amount, with respect to each distribution date, equal to the Certificate Insurance Premium.

THE INSURANCE PROVIDED BY THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAWS.

The Certificate Insurer’s obligation under this Policy will be discharged to the extent that funds are received by the Trustee for distribution to the Holders, whether or not those funds are properly applied by the Trustee.

The Policy to which this Endorsement is attached and of which it forms a part is hereby amended to provide that there shall be no acceleration payment due under the Policy unless such acceleration is at the sole option of the Certificate Insurer.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

To the extent the provisions of this endorsement conflict with the provisions in the above-mentioned Policy, the provisions of this endorsement shall govern.

This Policy and the obligations of the Certificate Insurer hereunder shall terminate without any action on the part of the Certificate Insurer or any other person on the date that is one year and one day following the earlier to occur of (i) the date on which all amounts required to be paid on the Class 1-A6 Certificates have been paid in full and (ii) the Final Scheduled Distribution Date. Upon the termination of this Policy, the Trustee shall deliver the original of this Policy to the Certificate Insurer.

No person other than the Trustee shall be entitled to present the Notice.

No waiver of any rights or powers of the Certificate Insurer, the Holders or the Trustee or consent by any of them shall be valid unless signed by an authorized officer or agent thereof.

This Policy is issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, Ambac Assurance Corporation has caused this endorsement to the Policy to be signed by its duly authorized officers.

___________________________

______________________________

Assistant Secretary

Managing Director

EXHIBIT A

TO THE CERTIFICATE GUARANTY INSURANCE POLICY

Policy No. AB0734BE

NOTICE OF NONPAYMENT AND DEMAND

FOR PAYMENT OF INSURED AMOUNTS AND PREFERENCE AMOUNTS

Date: [

]

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention: General Counsel

Reference is made to Certificate Guaranty Insurance Policy No. AB0734BE (the “Policy”) issued by Ambac Assurance Corporation (“Ambac”). Terms capitalized herein and not otherwise defined shall have the meanings specified in the Policy and the Trust Agreement, dated as of January 1, 2004, among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services, Inc., as Master Servicer and Citibank, N.A., as Trustee (as such Agreement may be amended, modified or supplemented from time to time as set forth in the Agreement), as the case may be, unless the context otherwise requires.

The Trustee hereby certifies as follows:

1.

The Trustee is the Trustee under the Agreement for the Holders.

2.

The relevant Distribution Date is [date].

3.

Payment on the Class 1-A6 Certificates in respect of the Distribution Date is due to be received on ________________ under the Agreement, in an amount equal to $_____________.

4.

There is a [Insured Amount] [Preference Amount] of $__________ in respect of the Class 1-A6 Certificates which is Due for Payment pursuant to the terms of the Agreement.

5.

The Trustee has not heretofore made a demand for the [Insured Amount] [Preference Amount] in respect of the Distribution Date.

6.

The Trustee hereby requests the payment of the [Insured Amount] [Preference Amount] that is Due for Payment be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to: _______________________ Trustee's account number.

7.

The Trustee hereby agrees that, following receipt of the [Insured Amount] [Preference Amount] from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment on the Class 1-A6 Certificates when due; (b) not apply such funds for any other purpose; (c) deposit such funds to the Policy Payment Account and not commingle such funds with other funds held by the Trustee and (d) maintain an accurate record of such payments with respect to each Class 1-A6 Certificate and the corresponding claim on the Policy and proceeds thereof.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

By:

Trustee

Title:

          (Officer)